TOYS“R”US, INC. REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR OF FISCAL 2012
Annual Adjusted EBITDA1 of $1,015 Million Marks Fourth Consecutive Year Over $1 Billion;
Annual Domestic Operating Earnings Increase $29 Million to $571 Million;
Cash Flow from Operations Increased $218 Million

WAYNE, NJ (March 29, 2013) - Toys“R”Us, Inc. today reported financial results for the fourth quarter and full year of fiscal 2012 ended February 2, 2013. For the fourth quarter, the company reported net sales of $5.8 billion, Adjusted EBITDA1 of $717 million and net earnings of $239 million.
Jerry Storch, Chairman and CEO, Toys“R”Us, Inc., stated, “We are pleased with the overall operating results our team delivered in 2012, particularly the growth in operating earnings in the United States, while our international operating earnings were impacted by the challenging global economic environment, predominantly in Europe and Japan.  The change in net income for the year was mainly attributable to costs associated with our successful debt refinancings and an increase in income tax expense.”
“We are proud to have achieved our highest level of gross margin rate since the company was taken private seven years ago, and Adjusted EBITDA in excess of $1 billion for the fourth year in a row.  This was accomplished through an intense focus on offering innovative programs to serve our customers, strengthening the impact of our marketing efforts, enhancing our omnichannel capabilities, deepening our assortment of differentiated products and continuing to take a disciplined approach to expense control management.”
“We are also pleased with the successful refinancings of our Spain, France and United Kingdom real estate facilities, and we now have no significant debt maturities until fiscal 2015.”
“Looking ahead, we plan to expand our global reach, including throughout China and Southeast Asia, while strengthening our leadership position as the premier toy and juvenile products shopping destination.”
Fourth Quarter Fiscal 2012 Highlights - Total Company

•
Net sales were $5.8 billion, a decrease of $155 million compared to the prior year. Excluding the impact of foreign currency translation, net sales decreased $114 million.  Our reporting period for the fourth quarter included 14 weeks compared to 13 weeks in the prior year, with the extra week accounting for net sales of approximately $152 million.

•	Gross margin as a percentage of net sales, was 34.1% versus 33.4% in the prior year, due to improved promotional efficiency and a shift in sales mix to higher margin categories.

•	Operating earnings were $578 million, compared to $616 million in the prior year.

•	Adjusted EBITDA[1] was $717 million, compared to $749 million in the prior year.

•
Net earnings were $239 million, compared to $343 million in the prior year.  The decline was primarily attributable to a $34 million increase in interest expense and a $33 million increase in income tax expense.  The increase in income tax expense was predominantly due to a non-cash impact for changes to valuation allowances, partially offset by lower tax expense associated with earnings before income taxes.

Fourth Quarter Fiscal 2012 Highlights - Domestic Segment

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Net sales of $3.5 billion decreased 2.1% versus the prior year, driven by a comparable store net sales decline of 4.5%. Our reporting period for the fourth quarter included 14 weeks compared to 13 weeks in the prior year, with the extra week accounting for net sales of approximately $95 million.

•
The Entertainment category (which includes electronics, video game hardware and software) continued to be the weakest, with net sales decline of 11.1%, while the Juvenile and Learning categories generated net sales growth of 2.6% and 1.4%, respectively.

•
Gross margin as a percentage of net sales, was 32.8%, an increase of 1.1 percentage points compared to the prior year. Gross margin dollars were $1,154 million, compared to $1,141 million in the prior year.

•	Operating earnings were $372 million, compared to $374 million in the prior year.
Fourth Quarter Fiscal 2012 Highlights - International Segment

•
Net sales of $2.3 billion decreased by 3.4% versus the prior year driven by a comparable store net sales decline of 5.4%. Excluding the impact of foreign currency translation, net sales decreased by $39 million or 1.7%.  Our reporting period for the fourth quarter included 14 weeks compared to 13 weeks in the prior year, with the extra week accounting for net sales of approximately $57 million.

•
Gross margin as a percentage of net sales, was 36.3%, an increase of 0.2 percentage points compared to the prior year. Gross margin dollars were $815 million, compared to $840 million in the prior year.

•	Operating earnings were $292 million, compared to $325 million in the prior year.
Full Year Fiscal 2012 Highlights - Total Company
The following highlights combine the fourth quarter results being announced today with the results of the first three quarters of the fiscal year, which have been previously disclosed:

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Net sales were $13.5 billion, compared to $13.9 billion in the prior year.  Excluding the impact of foreign currency translation of $133 million, net sales decreased $233 million primarily due to a decline in comparable store net sales of 3.5% in the Domestic segment and 5.0% in the International segment.  Partially offsetting the decrease was an increase in net sales from new locations within the International segment, including stores acquired in China and Southeast Asia. Our reporting period for fiscal 2012 included 53 weeks compared to 52 weeks for fiscal 2011, with the extra week accounting for net sales of approximately $152 million.

•
Gross margin as a percentage of net sales, was 36.6%, an increase of 0.9 percentage points compared to the prior year rate of 35.7% primarily as a result of margin rate improvements across all categories.  Gross margin dollars were $4,951 million, compared to $4,970 million in the prior year.

•
Selling, general and administrative expenses (“SG&A”) increased by $12 million to $4,041 million, compared to $4,029 million in the prior year.  The expenses associated with our China and Southeast Asia business contributed $70 million to this year's increase in SG&A, while the impact of foreign currency translation reduced SG&A by $43 million.

•
Operating earnings were $556 million, compared to $582 million in the prior year, a decrease of $26 million.  Excluding Corporate expenses, Domestic segment operating earnings increased by $29 million, offset by a decrease in International segment operating earnings of $68 million.

•	Adjusted EBITDA[1] for fiscal 2012 was $1,015 million, compared to $1,054 million in the prior year.

•
Interest expense was $480 million, an increase of $38 million from the prior year's level of $442 million.  The increase in interest expense included the make-whole premium of approximately $18 million paid on repayment of the $400 million 7.875% senior notes due in fiscal 2013.

•
Net earnings were $38 million, compared to $149 million in the prior year.  The decline in net earnings was mainly attributable to income tax expense of $53 million compared to a $1 million benefit in the prior year, predominantly due to a non-cash impact for changes to valuation allowances, partially offset by lower tax expense associated with earnings before income taxes, and an increase in interest expense of $38 million primarily related to current year refinancings.

Capital Spending and Depreciation

•	For the full year, capital spending was $286 million, a decrease of $94 million compared to $380 million in the prior year.

•
The company continues to expand its global reach, opening 55 new standalone stores.  In addition, the juvenile integration strategy combining standalone toy and baby stores into one integrated, side-by-side (“SBS”) store, resulted in converting or relocating 37 stores to the SBS format and opening 10 new SBS stores.  As of February 2, 2013, the company operated 374 SBS stores and 100 additional Toys“R”Us stores augmented with Babies“R”Us Express and Juvenile Expansion formats, which dedicate a smaller portion of the store than the SBS store format to juvenile products.

•	Depreciation was $407 million, an increase of $4 million from the prior year level of $403 million.
Liquidity and Debt
The company ended the year with cash and cash equivalents of $1.1 billion compared to $701 million in the prior year and unused availability under committed lines of credit of $1.3 billion, aggregating approximately $2.4 billion of total liquidity.  $253 million of this liquidity has been used subsequent to year-end to repay portions of the amounts outstanding under the French and United Kingdom credit facilities.

Net cash provided by operating activities for fiscal 2012 was $537 million, an increase of $218 million compared to the prior year, primarily driven by better management of inventory and vendor payments.

Total long term debt, including the current portion, was $5,329 million, an increase of $168 million from the prior year balance of $5,161 million, primarily due to the issuance of the $225 million Second Incremental Secured Term Loan due in fiscal 2018.

On January 29, 2013, the Company entered into a three year senior secured term loan facility agreement for an aggregate principal amount of €75 million ($102 million at February 2, 2013). The net proceeds, together with cash on hand, were used to repay the principal amount under the €126 million ($170 million at January 29, 2013) Spanish real estate credit facility.

On February 27, 2013, the Company entered into a five year senior secured term loan facility agreement for an aggregate principal amount of €48 million ($63 million at February 27, 2013).  The net proceeds, together with cash on hand, were used to repay the principal amount under the €61 million ($80 million at February 27, 2013) French real estate credit facility.

On March 25, 2013, the Company entered into a seven year senior secured term loan facility agreement for an aggregate principal amount of £263 million ($400 million at March 28, 2013) which was funded on March 28, 2013.  The net proceeds, together with cash on hand, were used to repay the principal amount under the £406 million ($616 million at March 28, 2013) United Kingdom senior and junior real estate credit facilities.

With the completion of the Spanish, French and United Kingdom refinancings, the company has no significant debt maturities until fiscal 2015.
Additional Information
A Form 10-K has been filed with the SEC today, which contains additional disclosure regarding fiscal 2012 results.
A Form RW has also been filed with the SEC today.  This filing contains the company's request to withdraw the S-1 Registration Statement, due to unfavorable market conditions, and the company's recently announced executive leadership transition.
1 A detailed description and reconciliation of EBITDA and Adjusted EBITDA, and management's reasons for using these measures, are set forth at the end of this press release.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world's leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 873 Toys“R”Us and Babies“R”Us stores in the United States and Puerto Rico, and in more than 660 international stores and over 160 licensed stores in 35 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand's flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 68,000 associates annually worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com.
Forward-Looking Statements
All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, our ability to implement our strategy, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission's rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.
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For more information please contact:
Lenders and Note Investors:
Adil Mistry, Senior Vice President, Treasurer and Investor Relations at 973-617-5841 or Adil.Mistry@toysrus.com

Media:

Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	14 or 13 Weeks Ended		Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net sales	$5,770	$5,925	$13,543	$13,909
Cost of sales	3,801	3,944	8,592	8,939
Gross margin	1,969	1,981	4,951	4,970
Selling, general and administrative expenses	1,294	1,274	4,041	4,029
Depreciation and amortization	110	104	407	403
Other income, net	(13)	(13)	(53)	(44)
Total operating expenses	1,391	1,365	4,395	4,388
Operating earnings	578	616	556	582
Interest expense	(130)	(96)	(480)	(442)
Interest income	4	4	16	10
Earnings before income taxes	452	524	92	150
Income tax expense (benefit)	212	179	53	(1)
Net earnings	240	345	39	151
Less: Net earnings attributable to noncontrolling interest	1	2	1	2
Net earnings attributable to Toys “R” Us, Inc.	$239	$343	$38	$149

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	February 2, 2013	January 28, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$1,118	$701
Accounts and other receivables	255	254
Merchandise inventories	2,229	2,232
Current deferred tax assets	104	128
Prepaid expenses and other current assets	136	122
Total current assets	3,842	3,437
Property and equipment, net	3,891	4,052
Goodwill	445	448
Deferred tax assets	244	279
Restricted cash	16	30
Other assets	483	596
Total Assets	$8,921	$8,842

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,379	$1,447
Accrued expenses and other current liabilities	900	916
Income taxes payable	53	51
Current portion of long-term debt	339	315
Total current liabilities	2,671	2,729
Long-term debt	4,990	4,846
Deferred tax liabilities	135	154
Deferred rent liabilities	356	338
Other non-current liabilities	235	243
Temporary Equity - Noncontrolling interest	49	29
Total equity	485	503
Total Liabilities, Temporary Equity and Stockholders’ Equity	$8,921	$8,842

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012
Cash Flows from Operating Activities:
Net earnings	$39	$151
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	407	403
Amortization and write-off of debt issuance costs	36	35
Net gains on sales of properties	(4)	(3)
Deferred income taxes	36	(43)
Non-cash portion of impairments, restructuring and other charges	22	18
Other	6	(5)
Changes in operating assets and liabilities:
Accounts and other receivables	(9)	1
Merchandise inventories	(32)	(92)
Prepaid expenses and other operating assets	13	45
Accounts payable, Accrued expenses and other liabilities	(4)	(182)
Income taxes payable and receivable	27	(9)
Net cash provided by operating activities	537	319
Cash Flows from Investing Activities:
Capital expenditures	(286)	(380)
Decrease (increase) in restricted cash	14	(14)
Proceeds from sales of fixed assets	20	24
Acquisitions	(15)	(70)
Cash effect of the consolidation of Labuan	—	12
Purchases of long-term investments	—	(26)
Net cash used in investing activities	(267)	(454)
Cash Flows from Financing Activities:
Long-term debt borrowings	1,972	2,236
Long-term debt repayments	(1,802)	(2,396)
Short-term debt borrowings, net	5	(11)
Capitalized debt issuance costs	(25)	(14)
Purchase of Toys-Japan shares	—	(1)
Other	(3)	1
Net cash provided by (used in) financing activities	147	(185)
Effect of exchange rate changes on Cash and cash equivalents	—	8
Cash and cash equivalents:
Net increase (decrease) during period	417	(312)
Cash and cash equivalents at beginning of period	701	1,013
Cash and cash equivalents at end of period	$1,118	$701

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors of the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company's GAAP financial data. We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net earnings attributable to Toys "R" Us, Inc. to EBITDA and Adjusted EBITDA is as follows:

	14 or 13 Weeks Ended		Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net earnings attributable to Toys "R" Us, Inc.	$239	$343	$38	$149

Add:
Income tax expense (benefit)	212	179	53	(1)
Interest expense, net	126	92	464	432
Depreciation and amortization	110	104	407	403

EBITDA	687	718	962	983

Adjustments:
Litigation expense (a)	1	5	1	8
Sponsors' management and advisory fees (b)	5	5	21	20
Impairment on long-lived assets (c)	8	4	11	6
Certain legal and accounting transaction costs	6	2	6	6
Property damage write-offs and repairs (d)	8	3	8	11
Compensation expense (e)	—	—	2	1
Acquisition costs (f)	—	1	—	4
Other (g)	2	11	2	15
Adjusted EBITDA (h)	$717	$749	$1,013	$1,054

(a) Represents litigation expenses recorded for certain legal matters.
(b) Represents the fees expensed to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the "Sponsors") in accordance with the advisory agreement.
(c) Asset impairments primarily due to the identification of underperforming stores and the relocation of certain stores.
(d) Represents the write-off of damaged assets and repairs from a hurricane that hit the east coast of the United States, store fires in Australia, an earthquake and resulting tsunami that hit the Northeast coast of Japan and other property losses, net of insurance claims.
(e) Represents the incremental compensation expense related to existing liability awards and the repurchase of awards by the Company upon termination.

(f) Represents costs incurred in conjunction with the acquisition of 70% ownership interest in Toys (Labuan) Holding Limited from Li & Fung Retailing Limited.
(g) Represents miscellaneous other charges consisting primarily of store closure costs, net gains on sales of properties and restructuring which were not individually significant for separate disclosure.
(h) Adjusted EBITDA is defined as EBITDA (earnings before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company's actual operating performance including certain items which are generally non-recurring. We have historically excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors' management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.